Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-3, as amended, of The Interpublic Group of Companies, Inc. (the “Company”) of our report dated February 13, 2001, with respect to the financial statements of Deutsch, Inc. and Subsidiary and Affiliates for the year ended December 31, 2000, which appears in the Current Report on Form 8-K of the Company filed in September 2003 to classify the results of NFO as a discontinued operation. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement. It should be noted that we have not audited any financial statements of Deutsch, Inc. and Subsidiary and Affiliates subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.

/S/    J.H. COHN LLP

Roseland, New Jersey

September 9, 2003